  Exhibit 99.1

Celcuity Announces Worldwide Licensing Agreement with Pfizer to Develop and Commercialize Gedatolisib, a First-in-Class PI3K/mTOR Inhibitor for Breast Cancer

-Preliminary data from 103 patients in the expansion portion of a Phase 1b clinical trial demonstrated the drug was well tolerated and anti-tumor activity was noted

- Unique opportunity to leverage our CELsignia platform to advance development of a first-in-class targeted therapy

- Management to host conference call/webcast today, April 8, 2021, at 5:00 p.m. ET

MINNEAPOLIS - April 8, 2021 - Celcuity Inc. (Nasdaq:CELC), a clinical-stage biotechnology company pursuing an integrated companion diagnostic and therapeutic strategy for treating patients with cancer, today announced it has entered into a global licensing agreement with Pfizer Inc. (NYSE:PFE) granting Celcuity exclusive rights to Pfizer’s gedatolisib, a Phase 1b pan-PI3K/mTOR inhibitor. Gedatolisib is in clinical development for the treatment of patients with ER+/HER2-negative advanced or metastatic breast cancer.

Under the terms of the licensing agreement, Pfizer provided Celcuity with a world-wide license to develop and commercialize gedatolisib. Celcuity paid an upfront license fee of $5 million of cash and $5 million of Celcuity’s common stock as upfront payment. Pfizer is eligible to receive up to $330 million of development and sales-based milestone payments and tiered royalties on potential sales. Additional financial terms of the agreement were not disclosed.

“We are excited about the opportunity to utilize our CELsignia platform to support the development of a potential first-in-class targeted therapy like gedatolisib,” said Brian Sullivan, CEO and co-founder of Celcuity. “In light of the important role the PI3K/mTOR pathway plays in driving tumor growth when patients become resistant to endocrine therapies, we believe gedatolisib is a highly promising drug candidate to improve outcomes for patients with breast cancer. Supporting development of a potential first-in-class therapy for breast cancer, such as gedatolisib, with our CELsignia platform is a natural extension of our strategy to develop CELsignia CDx for other breast cancer therapies. We believe developing targeted therapies that benefit from the CELsignia platform while also offering companion diagnostics that enable new drug indications, creates a synergistic advantage for each program.”

Approximately 70%-80% of breast cancers in the United States express the estrogen receptor and are thus likely dependent on estrogen signaling to promote tumor growth. Patients with estrogen receptor-positive (ER+)/HER2- metastatic tumors typically receive endocrine therapies, such as tamoxifen, letrozole, or fulvestrant. Most women with ER+/HER2- metastatic breast cancer ultimately develop resistance to these endocrine therapies. One new strategy to treat metastatic ER+/HER2- breast cancer involves blocking pathways enabling partial and complete endocrine resistance by combining gedatolisib and a cyclin-dependent kinases 4 and 6 (CDK 4/6) inhibitor with existing endocrine therapy.

To evaluate the efficacy and safety of this new treatment strategy, gedatolisib is currently being evaluated in combination with palbociclib, an oral CDK 4/6 inhibitor, and either letrozole or fulvestrant in the expansion portion of a Phase 1b clinical trial in patients with ER+/HER2-negative advanced or metastatic breast cancer. A total of 103 patients were enrolled in one of four different arms according to their prior treatment history for metastatic breast cancer. A preliminary analysis of the objective response rates as of a January 11, 2021 data cut-off demonstrated that gedatolisib combined with palbociclib and an endocrine therapy achieved superior objective response rates relative to historical control data. Gedatolisib was also generally well tolerated, with the majority of treatment related adverse events (TRAE) being Grade 1 or 2. The most common Grade 3 or 4 TRAE’s were neutrophil count decrease and stomatitis.

Added Art DeCillis, M.D., Celcuity’s Chief Medical Officer, “In light of the data reported as of the January 11, 2021 data cut-off, we intend to initiate, subject to feedback from the FDA, a Phase 2/3 clinical trial evaluating gedatolisib in combination with palbociclib and an endocrine therapy in patients with ER+/HER2- advanced or metastatic breast cancer in the first half of 2022.”

Webcast Presentation and Conference Call Information
The Celcuity management team will host a webcast/conference call today, April 8, 2021, at 5:00 p.m. ET to discuss the gedatolisib license agreement. To participate in the call, dial 1-877-407-8035.  A live webcast presentation can also be accessed using this weblink at: https://www.webcaster4.com/Webcast/Page/2678/40570 or via Celcuity’s website at https://celcuity.com/home/investors/events-webcasts/. A replay of the webcast will be available on the Celcuity website for a limited time following the event.

About Celcuity
Celcuity is a clinical-stage biotechnology company seeking to extend the lives of cancer patients by pursuing an integrated companion diagnostic and therapeutic strategy. Our CELsignia companion diagnostic platform is uniquely able to analyze live patient tumor cells to identify new groups of cancer patients likely to benefit from targeted therapies. This enables a CELsignia CDx to support advancement of new indications for already approved targeted therapies. Our therapeutic efforts are focused on in-licensing and developing molecularly targeted therapies that address the same cancer driver our companion diagnostics can identify. By pursuing an integrated companion diagnostic and therapeutic strategy, we believe we are uniquely positioned to achieve our goal of helping cancer patients receive the therapeutic best suited to treat their cancer driver. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "intends" or "continue," and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this press release include, without limitation, expectations with respect to the results from the B2151009 Phase 1b clinical trial, the timing of launching a Phase 2/3 clinical trial, the future payments that may be owed to Pfizer under the license agreement, the expected benefits of gedatolisib, and other statements regarding the future of Celcuity’s business and results of operations. . Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, the unknown impact of the COVID-19 pandemic on Celcuity's business and those other risks set forth in the Risk Factors section in Celcuity's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on February 16, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts:

Celcuity Inc.
Brian Sullivan, bsullivan@celcuity.com
Vicky Hahne, vhahne@celcuity.com
763-392-0123

Westwicke ICR
Robert Uhl, robert.uhl@westwicke.com
(619) 228-5886